Exhibit 23.2

[Letterhead of Crowe LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Sypris Solutions, Inc. of our report dated March 19, 2020, relating to the consolidated financial statements, appearing in the Annual Report on From 10-K of Sypris Solutions, Inc. for the year ended December 31, 2019.

/s/ Crowe LLP Crowe LLP

Louisville, Kentucky

May 20, 2020